Exhibit 99.1

Kineta Announces Restructuring and Exploration of Strategic Alternatives

SEATTLE — (February 29, 2024) Kineta, Inc. (Nasdaq: KA), a clinical-stage biotechnology company focused on the development of novel immunotherapies in oncology that address cancer immune resistance, announced today that it has completed a review of its business, including the status of its programs, resources and capabilities. Following this review, Kineta is implementing a significant corporate restructuring to substantially reduce expenses and preserve cash. The restructuring includes a significant workforce reduction and the termination of enrollment of new patients in its ongoing VISTA-101 Phase 1/2 clinical trial evaluating KVA12123 in patients with advanced solid tumors. Patients currently enrolled in the trial will be permitted to continue to participate. The company has made this decision, in part, because certain investors have indicated they will not fulfill their funding obligations pursuant the previously disclosed second tranche of the company’s contemplated private placement later this year.

The company will conduct a comprehensive exploration of strategic alternatives focused on maximizing shareholder value including potential sale of assets of the company, a sale of the company, licensing of assets, a merger, liquidation or other strategic action. There can be no assurance that the exploration of strategic alternatives will result in any agreements or transactions, or that, if completed, any agreements or transactions will be successful or on attractive terms. The company does not expect to disclose or provide an update concerning developments related to this process until the company enters into definitive agreements or arrangements with respect to a transaction or otherwise determines that other disclosure is necessary or appropriate.

Kineta is reducing its workforce by approximately 64%, which will result in the elimination of seven positions. This includes Kineta’s Chief Executive Officer, Shawn Iadonato, Ph.D., who will continue to serve on the company’s Board of Directors, and Kineta’s General Counsel and Secretary, Pauline Kenny. Each of Dr. Iadonato and Ms. Kenny will continue to support the company in a consulting capacity until December 31, 2024.

“We continue to believe in the promise of KVA12123 and are enthusiastic about the trial data that has been collected to date,” said Shawn Iadonato, Kineta CEO. “We are deeply disappointed that certain investors in the April financing will not fulfill their funding obligations.”

About Kineta

Kineta (Nasdaq: KA) is a clinical-stage biotechnology company with a mission to develop next-generation immunotherapies that transform patients’ lives. Kineta has leveraged its expertise in innate immunity and is focused on discovering and developing potentially differentiated immunotherapies that address the major challenges with current cancer therapy. The company’s immuno-oncology pipeline includes KVA12123, a novel VISTA blocking immunotherapy currently in a Phase 1/2 clinical trial in patients with advanced solid tumors, and a preclinical monoclonal antibody targeting CD27. For more information on Kineta, please visit www.kinetabio.com, and follow Kineta on X (formerly Twitter), LinkedIn and Facebook.

KVA12123 is a VISTA blocking immunotherapy in development as a twice weekly monoclonal antibody infusion drug being evaluated in a Phase 1/2 clinical trial for patients with advanced solid tumors. Competitive therapies targeting VISTA have demonstrated either poor monotherapy anti-tumor activity in preclinical models or induction of cytokine release syndrome (CRS) in human clinical trials. Through the combination of unique epitope binding and an optimized IgG1 Fc region, KVA12123 demonstrates strong monotherapy tumor growth inhibition in preclinical models without evidence of CRS in clinical trial participants. KVA12123 has been shown to de-risk the VISTA target and provides a novel approach to address immune suppression in the TME with a mechanism of action that is differentiated and complementary with T cell focused therapies. KVA12123 may be an effective immunotherapy for many types of cancer including non-small cell lung (NSCLC), colorectal, renal cell carcinoma, head and neck, and ovarian cancer.

VISTA (V-domain Ig suppressor of T cell activation) is a negative immune checkpoint that suppresses T cell function in a variety of solid tumors. High VISTA expression in tumor correlates with poor survival in cancer patients and has been associated with a lack of response to other immune checkpoint inhibitors. Blocking VISTA induces an efficient polyfunctional immune response to address immunosuppression and drives anti-tumor responses.

Cautionary Statements Regarding Forward-Looking Statements:

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The use of words such as, but not limited to, “believe,” “expect,” “estimate,” “project,” “intend,” “future,” “potential,” “continue,” “may,” “might,” “plan,” “will,” “should,” “seek,” “anticipate,” or “could” and other similar words or expressions are intended to identify forward-looking statements. These forward-looking statements include, without limitation, statements relating to exploring strategic alternatives that may include sale of assets of the company, a sale of the company, a merger or other strategic action. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based on Kineta’s current beliefs, expectations and assumptions regarding the future of Kineta’s business, future plans and strategies, clinical results and other future conditions. New risks and uncertainties may emerge from time to time, and it is not possible to predict all risks and uncertainties. No representations or warranties (expressed or implied) are made about the accuracy of any such forward-looking statements.

Such forward-looking statements are subject to a number of material risks and uncertainties including, but not limited to: risks relating to volatility and uncertainty in the capital markets for biotechnology companies; availability of suitable third parties with which to conduct contemplated strategic transactions; whether the company will be able to pursue a strategic transaction, or whether any transaction, if pursued, will be completed on attractive terms or at all; whether the company’s cash resources will be sufficient to fund its foreseeable and unforeseeable operating expenses and capital requirements; and those risks set forth under the caption “Risk Factors” in the company’s most recent Annual Report on Form 10-K filed with the SEC on March 31, 2023, and Quarterly Reports on Form 10-Q filed with the SEC on May 11, 2023, August 11, 2023 and November 3, 2023, as well as discussions of potential risks, uncertainties and other important factors in Kineta’s subsequent filings with the SEC. Any forward-looking statement speaks only as of the date on which it was made. Except as required by law, Kineta undertakes no obligation to publicly update or revise any forward-looking statement, whether as result of new information, future events or otherwise.

FOR FURTHER INFORMATION, PLEASE CONTACT:

Investor Relations:

info@kineta.us

Source: Kineta, Inc.